Exhibit 99.3

IDLE MEDIA ANNOUNCES STATUS OF RESTATEMENT OF FINANCIAL REPORTS AND LATE FILING STATUS

LEESPORT, PA- (Marketwire) – 06/02/2011 – Idle Media, Inc. (the “Company”) (OTC-BB-IDLME) today provides a status update regarding the previously announced plans to file prior period restated financial results.  As the restatement process is not yet complete, the Company has been delayed in filing the Company’s 10-Q, for the quarter ending 3-31-2011, which has resulted in the Company receiving an E affixed to its symbol.

Subsequent to the previously announced plan to file restated results, the Company retained additional accounting staff to work with the Company’s outside accountant, and outside auditors to complete the requisite bookkeeping and associated statement preparation.  These audited financial statements are required by the Company to conform its financial statements to US GAAP, and upon completion the Company intends, as of this date, to restate the financial statements as filed in the Form 8-K filed on May 24, 2010, the Form 10-Q for the quarter ending 6-30-2010, the Form 10-K for year ended 9-30-2010, and for the quarter ending 12-31-2010.

While the Company has made the restatement process a critical priority, management cannot at this stage, state the time when the filings will be complete.  Upon completion of the above referenced restated financial statements and the filing of the reports required, the Company intends to file its Form 10-Q for the quarter ending 3-31-2011, and request FINRA to remove the E affixed to the Company’s symbol.

Separately the Company continues to operate its core digital entertainment properties including DatPiff, Prisonblock, HipHopEarly, and chixRus. Some recent highlights included the signing of exclusive mixtape releases from DJ Drama, DJ Holiday, and DJ Don Cannon. The Company also launched apps on all of the key mobile platforms including Android, Blackberry, Blackberry Playbook, iOS, Windows Phone 7, and WebOS.  We look forward to updating the market on our results and plans as soon as is practicable.

Information herein contains forward-looking statements which can be identified by words such as “intend, “could,” and “potentially.”  Such forward-looking statements regarding the Company’s preliminary restated results and other items based on the Company’s expectations involve risks and uncertainties including, but not limited to, risks and uncertainties related to the Company’s understanding as to the impact of variable interest entity revenues on the Company’s financial statements, in addition to other risks detailed from time to time in the Company’s SEC filings. The Company cautions that these factors, as well as other factors described in SEC filings, are among the factors that could cause the actual results to differ materially from the expectations described in these forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly the Company’s Current Report on Form 8-K, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.